Exhibit 1.01

Teradata Corporation

Conflict Minerals Report

For The Year Ended December 31, 2016

This Conflict Minerals Report (this “Report”) has been prepared by Teradata Corporation (herein referred to, alternatively, as “Teradata,” “we,” “us” and “our”) for the reporting period January 1 to December 31, 2016, and is presented to comply with the final Conflict Minerals implementing rules (the “Conflict Minerals Rules”) promulgated by the Securities and Exchange Commission (“SEC”) and codified in Section 13(p) of the Securities Exchange Act of 1934, as modified by SEC guidance issued on April 29, 2014 and the SEC order issued on May 2, 2014 (the “Conflict Minerals Rules”). “Conflict Minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), wolframite, gold, or their derivatives, which the SEC has currently limited to tin, tantalum and tungsten (collectively, the “Subject Minerals,” “Conflict Minerals” or “3TG”).

To comply with the Conflict Minerals Rules, we conducted due diligence on the origin, source and chain of custody of the Conflict Minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture, for which manufacturing was completed during 2016, in order to ascertain whether these Conflict Minerals originated in the Democratic Republic of Congo or an adjoining country and financed or benefited Armed Groups (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries. Our due diligence undertakings are described in this Report, which includes the activities of all our affiliates that are required to be consolidated.

When this Report uses the term “conflict-free” it means the applicable Conflict Minerals, smelters or refiners have been verified as complying with the Conflict-Free Sourcing Initiative’s (the “CFSI”) Conflict-Free Smelter Program (the “CFSP”) or an equivalent third-party audit program. When this Report uses the terms the “Covered Countries,” “DRC” or “DRC Region” it means the Democratic Republic of the Congo and adjoining countries, including Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia.

1.	Company Overview

Teradata is a global leader in analytic data solutions and related consulting, support and implementation services. Some of our analytic data solutions are deployed on workload-specific “platforms,” comprised of workload-specific computer hardware and software, that we sell, license or otherwise distribute to, or for the use of, our customers (e.g., on-premises platforms), while others are deployed on cloud, as-a-service or software-only delivery models. Our workload-specific platforms for on-premises use include the Teradata hardware products that are within the scope of this Report. Our workload-specific platforms are used in multiple industries, including communications, ecommerce, financial services, gaming, government, healthcare, insurance, manufacturing, media and entertainment, oil and gas, retail, travel and transportation, and utilities. During 2016, we conducted business in approximately 77 countries (43 directly and 34 indirectly such as through distributors), had 1,400 analytic data solutions customers and employed approximately 10,000 people worldwide.

2.	Products Overview

The equipment (excluding software) comprising our products typically includes electronic computer processors, boards, servers, data storage, power supplies, cabinetry and related tangible components. Collectively, the tangible components of those products are referred to in this Report as Teradata “hardware” or Teradata “hardware products.” Other products, including third-party equipment, that Teradata does not manufacture or contract to manufacture are outside the scope of this Report.

We engineer, design and establish specifications for our hardware products, leveraging best-in-class components from industry leaders and using industry-standard technologies selected and configured to work optimally with other hardware components and software. Each of our hardware products shares some common hardware components and/or suppliers with our other hardware products.

During 2016, Teradata did not manufacture any of our hardware products. All Teradata hardware manufactured during 2016 (as well as during 2013, 2014 and 2015) for distribution to others was manufactured for us under contract by our sole-source electronics manufacturing services provider, Flex Ltd. (previously “Flextronics International Ltd.”) (“Flex” or our “Contract-Manufacturer”).

We have determined that certain of these products for which manufacturing was completed during 2016 contain Conflict Minerals. Those products are:

●	Teradata Workload-Specific Platforms, including the Teradata Active Enterprise Data Warehouse, Teradata Data Warehouse Appliance, Teradata Data Mart Appliance, Teradata Appliance for SAS® and Teradata Integrated Big Data Platform;

●	Teradata Aster Discovery Platforms, including the Teradata Aster Analytics Appliance;

●	Teradata Appliance for Hadoop; and

●	Teradata Platform Framework Cabinet.

3.	Supply Chain Overview

During 2016, 85 suppliers, including our Contract-Manufacturer and its affiliates, directly provided hardware components and materials for Teradata hardware products (“key suppliers”). Our Contract-Manufacturer assembled those hardware components, performed and completed the manufacturing of our hardware products, and initiated distribution of those products from the United States. The hardware components and materials included in our hardware products include components and materials from multiple upstream suppliers, supplier-tiers and sources across the world. Teradata is multiple supplier-tiers downstream from the smelters and refiners that provide materials used in the supply-chain for Teradata hardware components. Teradata has had no direct relationships with those smelters or refiners, and has had no direct presence, direct business activities or employees located in the Covered Countries.

4.	Conflict Minerals Analysis

Based upon a review of our product categories, we have concluded that:

●	Teradata is subject to the Conflict Minerals Rule;

●	the Subject Minerals are commonly known to be used widely in the electronics industry and found in many electronic computing hardware components;

●	the Subject Minerals are in various Teradata hardware product components;

●	the Subject Minerals included in our hardware products did not originate exclusively from recycled or scrap resources; and

●	all of the Subject Minerals included in our hardware products did not originate exclusively from supplies that entered the supply-chain before the period covered by the Rule (e.g., before January 2013).

We determined that our sole-source Contract-Manufacturer has:

●	declared it has a Conflict Minerals Policy, program and training module available for its suppliers and publishes documents regarding such (see the Flex “Conflict Minerals Policy” by selecting this link - https://flex.com/sites/default/files/component_b2/Conflict%2520Minerals%2520Policy.pdf and see the Flex “Conflict Minerals Supplier Training” by selecting this link - https://flex.com/sites/default/files/component_b2/Conflict%2520Minerals%2520Supplier%2520Training.pdf).

●	declared that it is a member of the CFSI and that it uses the CFSI, CFSP and CFSI Conflict Minerals Reporting Template (“CMRT”) in connection with its Conflict Minerals program (see links above as well as http://www.conflictfreesourcing.org/about/members-and-collaborations listing members of the CFSI (which includes Flex and Teradata) and http://www.conflictfreesourcing.org/which provides information about the CFSI, CFSP and CMRT); and

●	identified itself as being a reporting company under the Rule and posted such a report in 2016 for products it manufactured during 2015 (see http://d1lge852tjjqow.cloudfront.net/CIK-0000866374/3a87feee-8597-4a7a-92f8-0df249a1fb4c.pdf) and in 2015 for products it manufactured during 2014 (see http://d1lge852tjjqow.cloudfront.net/CIK-0000866374/9975f203-1235-49a2-adb8-a79f0ac761fe.pdf?noexit=true) and in 2014 for products it manufactured during 2013 (see http://files.shareholder.com/downloads/ABEA-28U2SZ/0x0xS1104659-14-42967/866374/filing.pdf).

5.	Teradata’s Due Diligence Framework

Teradata has designed its Conflict Minerals Policy and associated due diligence processes to support and align with the CFSI and CFSP frameworks and thereby with the five-step framework set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s (“OECD”) “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas” and the supplements thereto (see http://www.oecd.org/corporate/mne/mining.htm). The activities, websites, links and documents summarized and cited there and throughout this report address these undertakings.

A.	Establishment of Robust Company Ethics and Compliance Management Systems

●	Teradata has adopted and maintains a policy on Conflict Minerals (the “Policy”), which can be viewed on our website at: www.teradata.com/corporate-social-responsibility. The Policy has been communicated to relevant personnel and is available to all Teradata employees via Teradata’s website. Among other things, the Policy:

°	authorizes and assigns responsibilities for a Teradata Conflict Minerals Management Committee;
°	encourages respect and protection of human rights and the environment with our supply-chain;
°	fosters supply-chain integrity, ethics, compliance and accountability, including with respect to Conflict Minerals, Conflict Minerals legal duties and Conflict Minerals industry/framework initiatives;

°	prohibits knowing inclusion of Targeted DRC Conflict Minerals in our hardware products;

°	establishes an escalation and corrective actions process in the event of actual or suspected Conflict Minerals compliance risks, exceptions or violations;

°	establishes an expectation or requirement with our supply-chain that the 3TG content in our hardware products must become conflict-free as and when required by law and SEC guidance;

°	adopted procedures and expectations that our Conflict Minerals initiatives and status are reviewed with Teradata senior management and the Audit Committee of our Board of Directors; and

°	adopted procedures and expectations that our Conflict Minerals Policy is reviewed and updated at least annually and on an intermediate as-required basis to assure that any new legal developments are accounted for on a timely basis.

●	Teradata has prepared this Conflict Minerals Report for 2016 (replacing previously posted versions for 2013, 2014 and 2015) and posted it on our website at www.teradata.com/corporate-social-responsibility).

●	Teradata has declared its support for and adopted the principles of the Electronic Industry Citizenship Coalition (“EICC”) Code of Conduct. The EICC Code of Conduct includes provisions regarding responsible sourcing of minerals, including with respect to 3TG and DRC Region Conflict Minerals at section D.7. of the EICC Code of Conduct (see www.teradata.com/code-of-conduct and www.teradata.com/corporate-social-responsibility, including in the linked “Teradata Code of Conduct” and “Teradata Corporate Social Responsibility Report”; and, see the EICC Code of Conduct at http://www.eiccoalition.org/standards/code-of-conduct/).

●	Teradata has declared our support for and adopted the principles of the United Nations (“UN”) Global Compact (Principle Two of the UN Global Compact includes that businesses should make sure they are not complicit in human rights abuses), been a signatory to the UN Global Compact, been a financial supporter of the UN Global Compact, submitted UN Global Compact Communications on Progress (the “Teradata Corporate Social Responsibility Report”) and posted related information on our website (see www.teradata.com/code-of-conduct and www.teradata.com/corporate-social-responsibility, including in the linked “Teradata Code of Conduct” and “Teradata Corporate Social Responsibility Report”; and, see information regarding the UN Global Compact, its principles, its members (including Teradata), its financial supporters (including Teradata) and its members who have submitted Communications on Progress at https://www.unglobalcompact.org/ and https://www.unglobalcompact.org/what-is-gc/participants/15948-Teradata-Corporation).

●	Teradata has adopted a company Code of Conduct and posted it for public access on our website, which includes provisions related to respecting and protecting human rights, our adoption of the principles of the EICC Code of Conduct and UN Global Compact and compliance regarding, among other areas, Conflict Minerals (see www.teradata.com/code-of-conduct, including in the linked “Teradata Code of Conduct”).

●	We have adopted a Teradata Supplier Code of Conduct and Teradata Business Partner Code of Conduct (each includes Conflict Minerals compliance provisions and the principles of the EICC Code of Conduct and UN Global Compact) and posted them for public access on our website (see www.teradata.com/code-of-conduct and www.teradata.com/corporate-social-responsibility, including the documents linked for the “Teradata Code of Conduct for Suppliers” and the “Teradata Code of Conduct for Business Partners”).

●	Teradata has maintained and communicated information about the Teradata Ethics Helpline (e.g., a whistleblower hotline) though which anyone may report Teradata-related actual or suspected violations of policies or laws or raise Teradata-related issues for review and guidance, and may do so on an anonymous and confidential basis (anyone may report and seek guidance regarding Teradata-related matters that pertain to Conflict Minerals through our Ethics Helpline (see www.teradata.com/code-of-conduct and www.teradata.com/corporate-social-responsibility, including the documents linked for the “Teradata Code of Conduct,” the “Teradata Code of Conduct for Suppliers” and the “Teradata Code of Conduct for Business Partners,” as well as the online site for the Teradata Ethics Helpline at https://tdhelp.alertline.com/gcs/welcome).

●	Teradata has maintained an Ethics and Compliance program and process for investigating, taking corrective actions and reporting matters related to ethics, compliance, actual or suspected violations of policies and actual or suspected violations of law (these include matters involving policies or laws that pertain to Conflict Minerals, of which there have been none) (see www.teradata.com/code-of-conduct and www.teradata.com/corporate-social-responsibility, including the documents linked for the “Teradata Code of Conduct,” the “Teradata Code of Conduct for Suppliers,” the “Teradata Code of Conduct for Business Partners” and the “Teradata Corporate Social Responsibility Report”; the linkage between our Conflict Minerals compliance processes and our broader Ethics and Compliance processes is described in our Conflict Minerals Policy).

●	We have issued an annual Teradata Corporate Social Responsibility (“CSR”) Report (which includes reference to our Conflict Minerals policy and program, supply-chain integrity initiatives and initiatives to support and help protect human rights) and posted it for public access on our website (see www.teradata.com/corporate-social-responsibility).

●	Teradata has included Conflict Minerals, human rights and third-party due-diligence awareness and compliance in our ethics, compliance and code-of-conduct training for employees and members of our Board of Directors (see www.teradata.com/code-of-conduct and www.teradata.com/corporate-social-responsibility, including the documents linked for the “Teradata Code of Conduct” and the “Teradata Corporate Social Responsibility Report”).

●	Teradata has included requirements that Flex and our suppliers comply with our Conflict Minerals Policy in certain relevant specifications and vendor regulatory compliance criteria for our hardware products.

●	Teradata has included compliance with Conflict Minerals requirements provisions in certain relevant contracts with our Contract-Manufacturer and/or key suppliers.

B.	Supply Chain Risk Identification and Assessment

●	Teradata has communicated with our Contract-Manufacturer regarding Conflict Minerals surveying, tracking, reporting, expectations and upstream key supplier communications with respect to direct suppliers of components for our hardware who have not been identified as solely supplying components that do not contain any 3TG (e.g., plastic, aluminum, packaging, labels, documentation and other non-3TG-containing components).

●	Teradata has reviewed our Contract-Manufacturer’s Forms SD and Conflict Minerals Reports for 2015 (see http://d1lge852tjjqow.cloudfront.net/CIK-0000866374/3a87feee-8597-4a7a-92f8-0df249a1fb4c.pdf), 2014 (see http://d1lge852tjjqow.cloudfront.net/CIK-0000866374/9975f203-1235-49a2-adb8-a79f0ac761fe.pdf?

noexit=true), and 2013 (see http://files.shareholder.com/downloads/ABEA-28U2SZ/0x0xS1104659-14-42967/866374/filing.pdf).

●	Teradata has reviewed some (e.g., spot-checked) relevant websites, statements, Conflict Minerals Policies and/or Conflict Minerals Reports of some key suppliers regarding their stated Conflict Minerals initiatives, processes, reasonable country of origin inquiry (“RCOI”) processes and due diligence processes.

●	Teradata has received and reviewed a CFSI Conflict Minerals Reporting Template form for 2016 (as well as 2013, 2014 and 2015) completed by our Contract-Manufacturer with respect to our hardware products; designed our Conflict Minerals program and actions and determinations related to our Conflict Minerals program described in this Report to materially meet RCOI requirements of the Rule and Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas; Second Edition, including related supplements regarding 3TG.

●	Teradata is a participating, membership-fee-supporting member of the CFSI (see http://www.conflictfreesourcing.org/about/members-and-collaborations/).

●	Teradata has, through our participation in and support of the CFSI, helped make Conflict Minerals training, guidance and resources available to our employees, suppliers and others (see http://www.conflictfreesourcing.org/media/flash/conflict-minerals-overview/; http://www.conflictfreesourcing.org/resources-and-training/training/ and http://www.conflictfreesourcing.org/resources-and-training/guidance-documents/).

C.	Reasonable Country of Origin Inquiry (“RCOI”)

Our Contract-Manufacturer reported to us the following with respect to our hardware products manufactured during 2016:

●	58 key suppliers of components for our hardware for 2016 were surveyed regarding Conflict Minerals using the CFSI framework; 27 of our total 85 key suppliers were not surveyed because it was determined that they solely provide components or materials that do not to contain any 3TG at all or are outside the scope of the Rule, such as components or materials that are solely plastic, non-metallic fasteners, aluminum, packaging, test media, documentation, ink or a label; and

●	as of April 28, 2017, of the 58 key suppliers surveyed, 21 of the responses of those key suppliers for 2016 were deemed complete, 37 were open (e.g., awaiting responses or supplemental responses), 0 were rejected or repeated (e.g., identity of smelter or refiner not provided or deemed to be invalid) and 0 had some other identified problem (e.g., response in a form other than through the CMRT).

The CFSI CMRT completed by our sole-source Contract-Manufacturer and provided to us for 2016 regarding our hardware products includes the following as of April 28, 2017:

●	each of the Subject Minerals is intentionally included in Teradata’s hardware products;

●	each of the Subject Minerals is necessary to the production of Teradata’s hardware products and contained in our hardware products;

●	some of the tantalum, tin and tungsten in Teradata’s hardware products originates from the Covered Countries;

●	it is unknown if any of the gold in Teradata’s hardware products originates from the Covered Countries;

●	100% of the Subject Minerals in Teradata’s hardware products do not originate from recycled or scrap sources;

●	Conflict Minerals data/information has not yet been received from 100% of suppliers of 3TG used in Teradata’s hardware;

●	all smelters of the Subject Minerals in Teradata’s hardware products have not yet been identified for all of the Subject Minerals;

●	all applicable smelter information received by Teradata’s Contract-Manufacturer has been reported in its CMRT declaration that was provided to us;

●	Teradata’s Contract-Manufacturer has a policy in place that addresses Conflict Minerals sourcing, and that policy is publicly available on Flex’s website at https://flex.com/sites/default/files/component_b2/Conflict%2520Minerals%2520Policy.pdf;

●	Among other things, Flex’s Conflict Minerals sourcing policy:

°	requires its direct suppliers to be DRC conflict-free;
°	it requires its direct suppliers to source 3TG from smelters whose due diligence practices have been validated by an independent private sector audit program;

°	it has implemented due diligence measures for conflict-free sourcing;

°	it collects Conflict Minerals due diligence information from its suppliers which is in conformance with IPC-1755 Conflict Minerals Data Exchange standard (e.g., the CFSI CMRT);

°	it requests smelter names from its suppliers;
°	it reviews due diligence information it receives from its suppliers against its expectations;
°	its review process includes corrective action management; and
°	it is subject to the SEC Conflict Minerals Rule.

In connection with that CMRT, our Contract-Manufacturer provided us with information regarding 322 smelters/refiners/sources of the Subject Minerals included during 2016 in our hardware products as identified in direct supplier surveys. Annex I of this Report includes a list of source countries for each of the Subject Minerals identified through that process. The information provided by our Contract-Manufacturer correspondingly identifies the following for each of the Subject Minerals as of April 28, 2017:

●	Gold – 139 smelters/refiners/sources of recycled, scrap and mined gold, sourced from 20 countries;

●	Tantalum – 48 smelters/refiners/sources of recycled, scrap and mined tantalum sourced from 22 countries;

●	Tin – 86 smelters/refiners/sources of recycled, scrap and mined tin sourced from 20 countries; and

●	Tungsten – 49 smelters/refiners/sources of recycled, scrap and mined tungsten sourced from 21 countries.

Of the 139 identified gold smelters/refiners/sources, 93 (67%) were listed as CFSP compliant, 7 (5%) were listed as CFSP active and 39 (28%) were not CFSP listed — for a total CFSP compliant/active rate for identified sources of gold in our supply-chain of 72%.

Of the 48 identified tantalum smelters/refiners/sources, 44 (92%) were listed as CFSP compliant, 0 (0%) were listed as CFSP active and 4 (8%) were not CFSP listed — for a total CFSP compliant/active rate for identified sources of tantalum in our supply-chain of 92%.

Of the 86 identified tin smelters/refiners/sources, 65 (76%) were listed as CFSP compliant, 7 (8%) were listed as CFSP active and 14 (16%) were not CFSP listed — for a total CFSP compliant/active rate for identified sources of tin in our supply-chain of 84%.

Of the 49 identified tungsten smelters/refiners/sources, 40 (82%) were listed as CFSP compliant, 0 (0%) were listed as CFSP active and 9 (18%) were not CFSP listed — for a total CFSP compliant/active rate for identified sources of tungsten in our supply-chain of 82%.

Thus, of the 322 total identified smelters/refiners/sources of the Subject Minerals, 242 (75%) were listed as CFSP compliant, 14 (4%) were listed as CFSP active and 66 (21%) were not CFSP listed — for a total CFSP compliant/active rate for identified sources of the Subject Minerals in our supply-chain of 80%.

Teradata subsequently spot-checked CFSI/CFSP data regarding our key suppliers for adverse discrepancies and red flags versus the information and data reported to us by our Contract Manufacturer. We did not detect any adverse discrepancies or red flags from this spot-check. The actions and determinations relevant to RCOI set forth above in this Report, the information in Annex I, the information provided to us by our Contract-Manufacturer from which we derived the information in Annex I, our review of that information, and the immediately preceding paragraph reflect and summarize our RCOI process and results for our hardware products manufactured during 2016.

D.	Teradata’s Responses to Identified Risks

In connection with the CMRT for 2016 from our Contract-Manufacturer and as of April 28, 2017, our Contract-Manufacturer identified to us 39 smelters/refiners/sources for the Subject Minerals included in our hardware products that reportedly source, or reportedly might source, directly and/or indirectly, 3TG from mines or sources in the Covered Countries. Those smelters/refiners/sources are listed in Annex II of this Report. Included are 30 smelters/refiners of tantalum, 5 smelters/refiners of tin and 4 smelters/refiners of tungsten. All 39 of those smelters (100%) have been identified as being DRC conflict-free for their respective Subject Minerals, in accordance with the CFSI/CFSP protocols. Thus, the total CFSP compliant rate for identified sources of the Subject Minerals in our supply-chain originating from the Covered Countries is 100%.

We subsequently spot-checked CFSI/CFSP data regarding these smelters/refiners of DRC-sourced 3TG for adverse discrepancies and red flags versus the information and data reported to us by our Contract Manufacturer. We did not detect any adverse discrepancies or red flags from this spot-check. The actions and determinations relevant to Conflict Minerals due diligence set forth above, the information in Annex II, the information provided to us by both CFSI and our Contract-Manufacturer from which we derived the information in Annex II, our review of that information, and the immediately preceding paragraph summarize our Conflict Minerals due diligence process and results for our hardware products manufactured during 2016.

E.	Continued Risk Mitigation

Teradata continues to build upon its Conflict Minerals program attributes and activities set forth in this Report. Specifically, during 2016:

●	All smelters/refiners identified by our Contract-Manufacturer to us that reportedly source, or reportedly might source, directly or indirectly, 3TG from mines or sources in the Covered Countries were on the CFSP-compliant list for 2016.

●	Teradata increased the total number of identified smelters/refiners/sources for the Subject Minerals from 304 for 2015 to 322 in 2016.

●	Teradata reduced the number of our key suppliers from 94 for 2015 to 85 for 2016.

●	We generally maintained the percentage of total key suppliers which were surveyed during the year: 70% surveyed for 2015 and 68% surveyed for 2016.

●	Teradata continued to include compliance with our Conflict Minerals Policy, the principles of the EICC Code of Conduct and the principles of the UN Global Compact in our Code of Conduct, Supplier Code of Conduct and Business Partner Code of Conduct during 2016, and included information about each of those items in our annual all-employee ethics and compliance training for 2016.

●	We reviewed and updated our Conflict Minerals Policy during 2016.

●	We continue to report relevant information regarding Conflict Mineral requirements, compliance and status to our senior management and the Audit Committee of our Board of Directors.

●	Teradata further monitored legal developments and guidance related to Conflict Mineral compliance during 2016, and considered and applied relevant developments to our Conflict Minerals program.

●	We continue to assess, with assistance from subject-matter-experts from an outside consulting firm, independent private sector audit (IPSA) readiness requirements and criteria for application to our Conflict Minerals program, should such undertakings become legally required in the future.

●	Teradata maintains and supplements information and materials on our internal employee Conflict Minerals online resource and collaboration site.

●	We maintain inquiries regarding Conflict Minerals as part of our compliance due diligence questionnaire template for merger-and-acquisition candidates.

●	Teradata continues to be a member of the CFSI and financially support the CFSI through paying our CFSI membership-fees.

●	By becoming a member of the CFSI starting in 2015, Teradata gained deeper direct access to CFSI participant data, enabling us to take measures to verify related data reported to us by our Contract Manufacturer and to review relevant data to look for red flags and indicia of risks, rather than relying solely on our Contract-Manufacturer to do so and report such to us.

FORWARD LOOKING STATEMENTS

Statements contained in this Report relating to due diligence and risk mitigation improvements are forward-looking in nature. These statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of Teradata’s control and that could cause actual events to differ materially from those expressed or implied by the statements made herein.

ANNEX I

To Teradata Corporation

Conflict Minerals Report

For The Year Ended December 31, 2016

IDENTIFIED COUNTRIES/PLACES OF ORIGIN FOR CONFLICT MINERALS

Recycled, Scrap and Mines

Gold (20)	Tantalum (22)	Tin (20)	Tungsten (21)

Benin	Australia	Australia	Australia
Bolivia	Bolivia	Bolivia	Austria
Burkina Faso	Brazil	Brazil	Bolivia
Chile	Burundi	Burundi	Brazil
Colombia	China	China	Burundi
Ecuador	Democratic Republic of Congo	Colombia	Cambodia
Eritrea	Ethiopia	Democratic Republic of Congo	Canada
Ghana	France	Indonesia	China
Guatemala	Guinea	Laos	Colombia
Guinea	Guyana	Malaysia	Democratic Republic of Congo
Guyana	India	Mongolia	Japan
Honduras	Madagascar	Myanmar	Mexico
Mali	Malaysia	Nigeria	Mongolia
Nicaragua	Mozambique	Peru	Nigeria
Panama	Namibia	Portugal	Portugal
Peru	Nigeria	Russia	Russia
Senegal	Russia	Rwanda	Rwanda
South Africa	Rwanda	Thailand	Spain
Togo	Sierra Leone	Uganda	United States of America
United States of America	Thailand	Vietnam	Uzbekistan
	United States of America		Vietnam
Zimbabwe

ANNEX II

To Teradata Corporation

Conflict Minerals Report

For The Year Ended December 31, 2016

IDENTIFIED POSSIBLE SMELTERS/REFINERS/SOURCES OF CONFLICT MINERALS FROM THE DRC REGION

Smelter/Refiner Name	Location	Smelter ID Number	CFSP Compliance Status (as listed at conflictfreesourcing.org)
Tantalum (30)

Changsha South Tantalum	China	CID000211	Compliant
Niobium Co., Ltd.

Conghua Tantalum and	China	CID000291	Compliant
Niobium Smeltry

Duoluoshan	China	CID000410	Compliant

Exotech Inc.	USA	CID000456	Compliant

F&X Electro-Materials Ltd.	China	CID000460	Compliant

FIR Metals & Resource Ltd.	China	CID002505	Compliant

Global Advanced Metals Aizu	Japan	CID002558	Compliant

Global Advanced Metals Boyertown	USA	CID002557	Compliant

Guangdong Zhiyuan	China	CID000616	Compliant
New Materials Co., Ltd.

H.C. Starck Co., Ltd.	Thailand	CID002544	Compliant

H.C. Starck GmbH Goslar	Germany	CID002545	Compliant

H.C. Starck Inc.	USA	CID002548	Compliant

H.C. Starck Ltd.	Japan	CID002549	Compliant

H.C. Starck Smelting GmbH & Co. KG	Germany	CID002550	Compliant

Hengyang King Xing Lifeng	China	CID002492	Compliant
New Materials Co., Ltd.

High-Temp Specialty Metals, Inc.	USA	CID000731	Compliant

Jiangxi Tuohong New Raw Material	China	CID002842	Compliant

JiuJiang JinXin Nonferrous Metals	China	CID000914	Compliant
Co., Ltd.

Jiujiang Tanbre Co., Ltd.	China	CID000917	Compliant

Jiujiang Zhongao Tantalum &	China	CID002506	Compliant
Niobium Co., Ltd.

KEMET Blue Metals	Mexico	CID002539	Compliant

KEMET Blue Powder	USA	CID002568	Compliant

Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192	Compliant

Molycorp Silmet A.S.	Estonia	CID001200	Compliant

Ningxia Orient Tantalum Industry Co, Ltd.	China	CID001277	Compliant

Taki Chemical Co., Ltd.	Japan	CID001869	Compliant

Telex Metals	USA	CID001891	Compliant

Ulba Metallurgical Plant JSC	Kazakhstan	CID001969	Compliant

Yichun Jin Yang Rare Metal Co., Ltd.	China	CID002307	Compliant

Zhuzhou Cemented Carbide Group Co., Ltd.	China	CID002232	Compliant

Tin (5)

Alpha	USA	CID000292	Compliant

Malaysia Smelting Corporation	Malaysia	CID001105	Compliant

Metallo-Chimique N.V.	Belgium	CID002773	Compliant

Thaisarco	Thailand	CID001898	Compliant

Yunnan Tin Company Limited	China	CID002180	Compliant

Tungsten (4)

Asia Tungsten Products Vietnam Ltd.	Vietnam	CID002502	Compliant

Vietnam Youngsun Tungsten Industry Co., Ltd.	Vietnam	CID002011	Compliant

Wolfram Bergbau und Hütten AG	Austria	CID002044	Compliant

Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	Compliant

Gold (0)